SUBSIDIARIES OF REGISTRANT	Exhibit 21

Danka Business Systems PLC’s principal affiliates as of March 31, 2007 are listed below. All other affiliates, if considered in the aggregate as a singe affiliate, would not constitute a significant affiliate.

AFFILIATES OF REGISTRANT INCLUDED IN REGISTRANT’S FINANCIAL STATEMENTS

Company (1)	Country of Incorporation or Organization
Christine Ventures Ltd. (UK)	Cayman Islands
Danka Business Finance Ltd.	Canada
Danka Danmark Holding A/S	Denmark
Danka Datakey Pty Ltd.	Australia
Danka Distributors Pty Ltd.	Australia
Danka Europe BV	The Netherlands
Danka Europe BV (Netherlands)	Belgium
Danka Holding Company	United States
Danka Holdings Belgium NV/SA	Belgium
Danka Holdings Sarl	Luxembourg
Danka Holdings Sweden AB	Scandinavian Countries
Danka Investment Holdings Ltd.	United Kingdom
Danka Luxembourg Sarl	Luxembourg
Danka Office Imaging (Europe) Ltd.	Investment and Dormant Companies
Danka Office Imaging BV	The Netherlands
Danka Office Imaging Company	United States
Danka Office Imaging Ireland Branch	United Kingdom
Danka Office Imaging Japan Branch	United Kingdom
Danka Office Imaging Ltd.	United Kingdom
Danka Office Imaging SA	Spain
Danka Services International BV	The Netherlands
Danka Services International Ltd.	United Kingdom
Danka Servicios SA (Venezuela)	Central & South America Caribbean
Danka Systems Pty Ltd.	Australia
Danka Tower Australia Pty Ltd.	Australia
Danka UK Holdings Ltd.	United Kingdom
Danka UK PLC	United Kingdom
Dankalux Sarl	Luxembourg
Datakey Alcatel Pty Ltd.	Australia
DBS PLC	Cayman Islands
DBS Treasury Ltd.	United Kingdom
Dormant Companies	United Kingdom
NCNR Leasing Ltd.	Investment and Dormant Companies
PCTBV	The Netherlands
Systems Resources Ltd.	Cayman Islands

(1)	Directly or indirectly wholly owned.